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                                                               Exhibit(m)(10)(i)

(ING FUNDS LOGO)

October 1, 2005

ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Waiver of Fee Payable under Service and Distribution Plan for the Class A
    Shares

Ladies and Gentlemen:

     By this letter dated October 1, 2005, we have agreed to waive the distribution fee payable to us under the Service and Distribution Plan for Class A Shares of ING Financial Services Fund (the "Fund"), a series of ING Equity Trust, of 0.10% of the average daily net assets attributable to Class A Shares of the Fund for the period from October 1, 2005 through and including October 1, 2006.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                        Sincerely,


                                        /s/ Michael J. Roland
                                        ----------------------------------------
                                        Michael J. Roland
                                        Executive Vice President
                                        ING Funds Distributor, LLC


Agreed and Accepted:
ING Equity Trust
(on behalf of ING Financial Services Fund)


By: /s/ Robert S. Naka
    ---------------------------------
    Robert S. Naka
    Senior Vice President

7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000    ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034       Fax: 480-477-2744
                                www.ingfunds.com